mutual Separation Agreement

______________________________________________________________________________

THIS AGREEMENT made as of the 31st day of March, 2017, is entered into between:

MR. MARIO SAUCIER, residing and domiciled at 670, des Vikings, Boucherville, Québec, J4B 7S4

(hereinafter referred to as “Mr. Saucier”)

and

BIOAMBER CANADA INC., a corporation duly incorporated under the Canada Business Corporations Act, having its corporate office located at1250 Rene-Levesque West, Suite 4310, Montreal, QC H3B 4W8, represented for the purposes hereof by Raymond Land, Chairman of BIOAMBER INC., duly authorized as he so declares

(hereinafter referred to as the “Company”)

(hereinafter collectively referred to as the “Parties”)

WHEREAS Mr. Saucier signed an Employment Agreement which is dated September 28, 2015 (hereinafter referred to as the “Employment Agreement”);

WHEREAS the Parties mutually agreed that Mr. Saucier’s employment with the Company was terminated on March 28, 2017, and that Mr. Saucier would resign from all officer positions held with the Company, its parents, subsidiaries, and affiliates;

WHEREAS the Parties negotiated mutually agreeable terms in the scope of Mr. Saucier’s exit from the Company;

WHEREAS under the circumstances, the Parties wish to set out hereinafter in writing the terms and conditions applicable to the termination of Mr. Saucier’s employment with the Company, without any admission of liability or fault on the part of Mr. Saucier or the Company (hereinafter referred to as the “Agreement”);

THE PARTIES MUTUALLY AGREE AS FOLLOWS:

1.

In consideration of the conclusion of the present Agreement, the Parties agree that Mr. Saucier’s employment with the Company was terminated effective March 28th, 2017 (hereinafter referred to as the “Termination Date”).

2.	The Company will provide to Mr. Saucier his regular base salary, less applicable withholdings and deductions required by law, and fringe benefits up to the Termination Date.
3.

Mr. Saucier will continue to accrue vacation pay up to the Termination Date and the Company will thereafter provide to Mr. Saucier all accrued and outstanding pro-rated vacation pay as reflected on the Company’s record, less applicable withholdings and deductions required by law. This amount will be paid with the payroll following the Termination Date.

4.

Any and all entitlements that Mr. Saucier may have under any Company stock option plan, grant agreement or award shall be governed by the terms of the applicable plans and contracts assuming a termination date on the Termination Date. Notwithstanding the preceding, and notwithstanding the terms of any applicable plans and contracts, and subject to the prior approval of the Company’s compensation committee, Mr. Saucier’s stock options already vested at the Termination Date will remain exercisable for a period of two (2) years following the Termination Date.

5.

Mr. Saucier’s participation in the Company’s group insurance plan (except any disability coverage) will remain in effect for a period of ten (10) months following the Termination Date, according to the current terms and conditions applicable to it and subject to approval by the insurer.

6.	Mr. Saucier hereby resigns all officer positions held with the Company, its parents, subsidiaries, and affiliates, effective on the Termination Date.

7.	The Parties will agree upon a communication plan addressed to the Company’s employees, shareholders, partners and customers that will thereafter be implemented by the Company.

8.

Mr. Saucier is required to return by the Termination Date all Company property in his possession or control, including, without limitation, any files, data, information or documents, on any support whatsoever, office keys, passwords, and/or building security cards, unless otherwise indicated by the Company in writing.

9.

As a result of the termination of his employment with the Company, Mr. Saucier will be entitled to receive a severance payment amounting to CAD$313,333, less applicable deductions required by law, paid at the latest with the payroll following the Termination Date.

10.	Except as specifically provided under this Agreement, Mr. Saucier will not be paid any further salary, termination pay, fringe benefits, bonus, commission or any other type of compensation.
11.

Mr. Saucier acknowledges and agrees that he shall not make any public or non-public statements, whether written or oral, disparaging the Company or any of its current or former officers, directors, or employees, including but not limited to any statements tending to harm the Company’s or such individuals’ business interests, reputation among customers, potential customers, investors or otherwise, or its goodwill.  Mr. Saucier further acknowledges and agrees that he is in possession of confidential business, technical and other information concerning the Company and its business operations, prospects, and otherwise and that he will refrain from disclosing that information to any third parties unless otherwise expressly permitted to do so in advance and in writing by the Company.  Without limiting the generality of the foregoing in any way, Mr. Saucier agrees that he will not communicate with any plaintiffs or their legal counsel in that certain putative securities class action pending in the federal District Court for the Eastern District of New York captioned Chu v. BioAmber Inc. et al., Case No. 1:17-cv-01531 or in any other securities, shareholder, or other litigation filed or threatened against the Company or its officials, unless Mr. Saucier is legally required to do so by court rule or valid legal process .

12.

Nothing contained in this Agreement limits Mr. Saucier’s ability to file a charge or complaint with any federal, state or local governmental agency or commission in the United States, Canada, or elsewhere (a “Government Agency”), including without limitation the U.S. Securities and Exchange Commission, the U.S. Department of Justice or FINRA.  In addition, nothing contained in this Agreement limits Mr. Saucier’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If Mr. Saucier files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Mr. Saucier’s behalf, or if any other third party pursues any claim on the Mr. Saucier’s behalf, Mr. Saucier waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right Mr. Saucier may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

13.

Nothing in this Agreement impacts, limits, enhances or eliminates any right to indemnification that Mr. Saucier may have for any liabilities arising from his actions within the course and scope of his employment with the Company, including without limitation any rights set forth in Article V of the Company’s Second Amended and Restated By-Laws.

14.

In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group of all their obligations pursuant to this Agreement, Mr. Saucier forever fully releases and discharges the Company, and its parent companies, subsidiaries, divisions, affiliates and associated companies, and each of their respective shareholders, directors, officers, managers, agents, employees, and representatives, regardless of the period during which they held these positions (hereinafter collectively and/or individually designated as the “Company Group”) in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to his employment or to the termination of his employment with the Company which Mr. Saucier has, had, or may in future have against the Company or the Company Group.

15.

Mr. Saucier further acknowledges that this Agreement also covers all sums of money owing by way of compensatory indemnity or wages in lieu of notice of termination of employment, severance pay, contractual or extra-contractual damages, salary, bonus, commissions, incentive pay or plan, stock option or stock purchase plan, allowances, vacation pay, holiday pay, pension plan or retirement plan contributions, group insurance contributions or any other claim of any nature whatsoever which is, was, or may in future be owing to Mr. Saucier by the Company or the Company Group by virtue of any law (including the Charter of human rights and freedoms, the Civil Code of Québec, the Act Respecting Labour Standards, the Act Respecting Industrial Accidents and Occupational Diseases and the Act Respecting Occupational Health and Safety), contract (including the Employment Agreement), policy, plan, regulation, decree, or practice whatsoever.

16.

In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group of all their obligations pursuant to this Agreement, Mr. Saucier forever fully renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that Mr. Saucier has, had or may in future have against the Company or the Company Group, which includes any right or claim related to his employment or to the termination of his employment with the Company.

17.

In consideration of the Agreement, subject to the fulfillment by Mr. Saucier of all his obligations pursuant to this Agreement, the Company, on its behalf and on behalf of the Company Group, forever fully releases and discharges Mr. Saucier in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to his employment or to the termination of his employment with the Company or to his involvement as a director and officer of any entity comprised within the Company Group which the Company or the Company Group has, had, or may in future have against Mr. Saucier.  In consideration of the Agreement, subject to the fulfillment by Mr. Saucier of all his obligations pursuant to this Agreement, the Company, on its behalf and on behalf of the Company Group, forever fully renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that the Company has, had or may in future have against Mr. Saucier, which includes any right or claim related to Mr. Saucier’s employment or to the termination of his employment with the Company or to his involvement as an officer of any entity comprised within the Company Group.

18.	The preamble forms an integral part of this Agreement.
19.	The Parties undertake to keep confidential at all time the content of this Agreement as well as the negotiations leading to such Agreement, except if otherwise required by law.
20.	The Agreement is the entire agreement between the Parties and supersedes any and all oral and written agreements or discussions between the Parties.
21.

In the event that it is determined, in any legal proceeding, that any provision of this Agreement is invalid or unenforceable, it will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding.  This Agreement will, in every other respect, continue in full force and effect.  The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part of any provision hereof.

22.

The Parties acknowledge that the present Agreement constitutes a transaction within the meaning of Articles 2631 and following of the Civil Code of Quebec, and binds the heirs, liquidators, successors and assigns of the Parties. The Parties understand and agree that the Agreement shall not be construed as an admission of liability on the part of the Company, the Company Group or Mr. Saucier.

23.

The Parties acknowledge that they were given sufficient time to study and revise the terms, conditions, nature and scope of the present Agreement and that they were given sufficient time to seek independent legal advice.

24.

After having been satisfied that the present Agreement is fair and reasonable, the Parties acknowledge having signed freely, voluntarily, without duress and after just consideration, the present Agreement.

25.	The Parties herein requested that this document be drafted in English. Les Parties aux présentes ont requis que le présent document soit rédigé en anglais.

IN TESTIMONY WHEREOF the Parties hereinafter mentioned have signed:

/s/ Mario Saucier _____________________________________ Mr. Mario Saucier Date: March 31, 2017 _____________________________________ Place: Boucherville _____________________________________

BIOAMBER CANADA INC.

Per: /s/ Fabrice Orecchioni _______________________________________

Mr. Fabrice Orecchioni, President, BioAmber Inc.

Date: March 31, 2017 ______________________________________

Place: Sarnia ______________________________________